Exhibit 99.6

February 23, 2009

William Hunt

Hexcel Composites LTD

Duxford

Cambridge

CB2 4QD

Dear Bill

I write further to our various meetings in respect of planning for your eventual retirement.  This letter sets out what we have agreed.

Notice of Retirement

Your original retirement date was 30 January 2008 (your 65th birthday) in accordance with your Service Agreement.  (“Your Service Agreement” means the Service Agreement between yourself and Ciba Geigy Plc dated 1 January 1992, as amended.)  The Company extended your employment past that date in agreement with you.

The Company gives you notice that your retirement date will now be a date chosen by the Company (“your Retirement Date”).  On this date your employment will terminate.  You agree to accept the Retirement Date as a mutually agreed date.  You and the Company also have agreed to a shorter Notice Period and to waive the requirement for either party to give 12 months’ written notice as set out in your Service Agreement.

“The Notice Period” means the period of time between the date of this Agreement and the Retirement Date.

Please note that the Company will write to you separately to formally set out your retirement date and provide you with the statutory information relating to retirement.

On your Retirement Date you will be eligible for a Retirement Gratuity of 0.5% of your contractual salary for each year of continuous service.  This will amount to £60,253.44.

Earlier termination

As you are aware the company may wish to appoint a successor during the Notice Period.  If a successor is appointed the Company may wish to terminate your employment during the Notice Period, or to continue to employ you to the end of the Notice Period but not expect you to fulfil all your duties.  In either event, you will be entitled to a sum equivalent to the salary and benefits which you would have received until the end of the Notice period or April 1, 2009, whichever is later, as damages for failure to allow you to work the entire Notice Period.  Where appropriate the Company may continue certain benefits rather than pay you in lieu, subject always to the relevant scheme or policy relating to such benefits.  The Company will ask you to reaffirm the covenants contained in clause 13 of your Service Agreement.

The Company may, at its discretion, choose not to terminate your employment during the Notice Period.  In that case, and in agreement with you, the Company would not assign any duties to you or agree with you what duties it wanted you to undertake.  In this case you would retain your right receive your normal salary and other contractual benefits until the Retirement Date, subject always to the relevant scheme or policy relating to such benefits.  The Company will ask you to reaffirm the covenants contained in clause 13 of your Service Agreement.

Nothing in this letter prevents the Company from terminating your employment in accordance with Clause 8 of your Service Agreement if you are guilty of misconduct.

Equity Awards

Upon your retirement or other termination of employment with the Company, the treatment of all Hexcel equity awards previously granted to you, including non-qualified stock options, restricted stock units (“RSUs’) and performance share awards, shall be governed by the terms contained in the legal agreements governing such equity awards.  Notwithstanding the foregoing, Section 4 of the Restricted Stock Unit Agreement dated January 29, 2007 with respect to 25,000 RSUs shall be deemed amended to provide that, should the Company terminate your employment for any reason other than for Cause prior to April 1,

2009, the 25,000 RSUs granted to you under such agreement shall nevertheless vest, and be converted into an equivalent number of shares of Common Stock that will be immediately distributed to you, on April 1, 2009.  For purposes of the foregoing sentence, “Cause” shall be deemed to refer to any action or conduct committed by you that is referred to in sections 8(a)(i), 8(a)(ii) or 8(a)(iii) of your Service Agreement.

Sincerely,

/s/ David E. Berges

Agreed,

/s/ William Hunt